Exhibit 10.37
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 7th day of May, 2001 by and among Pamela A. Joseph (hereinafter referred to as “Employee”), NOVA Corporation, a Georgia corporation (“NOVA Corp”), NOVA INFORMATION SYSTEMS, INC., a Georgia corporation (“NOVA”) and U.S. Bancorp, a Delaware corporation (“Parent”).
WITNESSETH:
     WHEREAS, NOVA Corp, through its direct and indirect subsidiaries, and Parent are in the business of providing credit card and debit card transaction processing services and settlement services (including the related products and services of automated teller machines and check guarantee services) to merchants, financial institutions, independent sales organizations (“ISOs”), and other similar customers (collectively, the “Business”) throughout the United States and in Europe;
     WHEREAS, Employee currently serves as President of NOVA, and as Senior Executive Vice President of NOVA Corp pursuant to an Employment Agreement between Employee and NOVA Corp effective February 22, 2001 (the “Prior Agreement”);
     WHEREAS, Parent and NOVA Corp have entered into the Agreement and Plan of Merger dated as of May 7, 2001 (the “Merger Agreement”), pursuant to which NOVA Corp will be merged with and into Parent (the “Merger”) on the terms and subject to the conditions of the Merger Agreement;
     WHEREAS, NOVA and Parent, or their assigns, will continue to engage in the Business throughout the United States and Europe (the “Territory”);
     WHEREAS, NOVA Corp and Employee desire to terminate the Prior Agreement, which termination shall be contemporaneous with the effectiveness of this Agreement;
     WHEREAS, Parent desires to retain the services of Employee on the terms and conditions set forth in this Agreement, and Employee desires to be employed by Parent on such terms and conditions;
     NOW, THEREFORE, for and in consideration of the Confidential Information and Trade Secrets (as hereafter defined) furnished to Employee by NOVA and Parent in order that she may perform her duties under this Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment of Employee. Parent hereby employs Employee for a period beginning as of the effective date of the Merger (the “Effective Date”) and ending two (2) years thereafter (the “Initial Term”), unless Employee’s employment by Parent is sooner terminated or automatically renewed pursuant to the terms of this Agreement (Employee’s employment by Parent pursuant to the terms of this Agreement shall hereinafter be referred to as “Employment”).
     (a) Employee agrees to such Employment on the terms and conditions herein set forth and agrees to devote her reasonable best efforts to her duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the directions of NOVA’s Chief Executive Officer.
     (b) During the term of Employee’s Employment, Employee shall serve as Senior Executive Vice President of NOVA. Employee shall be responsible primarily for such duties as are assigned to her, from time to time, by NOVA’s Chief Executive Officer, which in any event shall be such duties as are customary for an officer in those positions.
     (c) Employee shall devote substantially all of her business time, attention, and energies to the business and the affairs of Parent, shall act at all times in the best interests of Parent, and shall not during the term of her Employment be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, or permit such personal interests as she may have to interfere with the performance of her duties hereunder. Notwithstanding the foregoing, Employee may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of her duties hereunder.
     2. Compensation. During the term of Employee’s Employment and in accordance with the terms hereof, Parent shall pay or otherwise provide to Employee the following compensation:
     (a) Employee’s annual salary during the term of her Employment shall be Three Hundred Sixty Thousand and No/100 Dollars ($360,000) (or such increased base salary as approved by NOVA Corp prior to the Merger, not to exceed 115% of such amount) (“Base Salary”) , with such increases (each, a “Merit Increase”) as may from time to time be deemed appropriate by NOVA’s Chief Executive Officer; provided, however, that so long as this Agreement remains in effect, Employee’s Base Salary shall be reviewed annually by NOVA’s Chief Executive Officer in each fiscal year, within a reasonable time following the availability of Parent’s financial statements for the preceding fiscal year. The Base Salary shall be paid by Parent in accordance with Parent’s regular payroll practice. As used herein, the term “Base Salary” shall be deemed to include any Merit Increases granted to Employee.
     (b) In addition to the Base Salary, Employee shall be eligible to receive annual bonus compensation (“Bonus Compensation”) in the amount, and on the terms and conditions described in the Annual Incentive Compensation Schedule attached as Exhibit A or such other terms as NOVA’s Chief Executive Officer shall, prior to the Merger and after reasonable consultation with Employee, determine (the “Incentive Compensation Plan”), provided, however, that if Employee no longer is working primarily in the Business, Parent shall provide Employee with a different incentive compensation plan under which Employee will have a substantially similar opportunity to achieve annual bonus compensation in a substantially similar amount.
     (c) Employee will be granted on the Effective Date the option to purchase 250,000 shares of Parent common stock at a price per share equal to the closing price of Parent common stock on the Effective Date (the “Option”). The Option will vest in four (4) equal increments of 25%. The first increment will vest on the first anniversary of the Effective Date. Another increment of the Option will vest every year thereafter until 100% of the Option is vested.
     (d) Parent may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
     3. Benefits. During the term of Employee’s employment, and for such time thereafter as may be required by Section 7 hereof, Parent shall provide to Employee the following benefits (or in lieu thereof for a transitional period immediately following the Merger, benefits equivalent to those provided to Employee by NOVA Corp immediately prior to the Merger):

     (a) Medical Insurance. Employee and her dependents shall be entitled to participate in such medical, dental, vision, prescription drug, wellness, or other health care or medical coverage plans as may be established, offered or adopted from time to time by Parent for the benefit of similarly situated employees pursuant to the terms set forth in such plans.
     (b) Life Insurance. Employee shall be entitled to participate in any life insurance plans established, offered, or adopted from time to time by Parent for the benefit of its similarly situated employees.
     (c) Disability Insurance. Employee shall be entitled to participate in any disability insurance plans established, offered, or adopted from time to time by Parent for the benefit of its similarly situated employees.
     (d) Vacations. Holidays. Employee shall be entitled to at least four (4) weeks of paid vacation each year and all holidays observed Parent.
     (e) Stock Option Plans. Employee shall be eligible for participation in any stock option plan or restricted stock plan adopted by Parent’s Board of Directors or the Compensation Committee.
     (f) Other Benefits. In addition to and not in any way in limitation of the benefits set forth in this Section 3, Employee shall be eligible to participate in all additional employee benefits provided by Parent (including, without limitation, all tax-qualified retirement plans, non qualified retirement and/or deferred compensation plans, incentive plans, other stock option or purchase plans, and fringe benefits) on the same basis as such are afforded to similarly situated employees of Parent during the term of this Agreement.
     (g) Terms and Provisions of Plans. Parent agrees that it shall not take action (during the term of this Agreement or the “Continuation Period,” as defined in Section 7(a)) to modify the terms and provisions of any such plan or arrangement so as to exclude only Employee and/or her dependents, either by excluding Employee and/or her dependents explicitly by name or by modifying provisions generally applicable to all employees and dependents so that only Employee and/or her dependents would be affected.
     (h) Vesting of Rights. Upon the occurrence of a “Change in Control” (as defined in Section 7(f)) during the term of this Agreement, and regardless of whether Employee terminates this Agreement following such occurrence, and notwithstanding any provision to the contrary in any other agreement or document (including Parent’s applicable plan documents), all stock options, restricted stock, and other similar rights that have been granted to Employee and that are not vested on the date of occurrence of such an event, as well as any non-qualified retirement balance or deferred compensation plan balance (collectively, the “Rights”) that are not vested on the date of occurrence of such an event, shall become vested and exercisable immediately . As provided under the applicable plan or agreement, Employee shall have the right to exercise any or all of the Rights. Upon the Effective Date, the Rights of Employee existing on the Effective Date shall be and become fully vested, nonforfeitable and immediately exercisable.
     4. Personnel Policies. Employee shall conduct herself at all times in a businesslike and professional manner as appropriate for a person in her position and shall represent Parent in all respects with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of Parent applicable generally to personnel of Parent, as adopted from time to time.

     5. Reimbursement for Business Expenses. Employee shall be reimbursed, on no less frequently than a monthly basis, for all out-of-pocket business expenses incurred by her in the performance of her duties hereunder, provided that Employee shall first document and substantiate said business expenses in the manner generally required by Parent under its policies and procedures.
     6. Term and Termination of Employment.
          (a) This Agreement shall be effective as of the Effective Date.
     (b) Employee’s Employment shall terminate immediately upon the discharge of Employee by Parent for “Cause.” For the purposes of this Agreement, the term “Cause,” when used with respect to termination by Parent of Employee’s Employment hereunder, shall mean termination as a result of: (i) Employee’s violation of the covenants set forth in Section 10 or 11; (ii) Employee’s willful, intentional, or grossly negligent failure to perform her duties under this Agreement diligently and in accordance with the directions of Parent; (iii) Employee’s willful, intentional, or grossly negligent failure to comply with the decisions or policies of Parent; or (iv) final conviction of Employee of a felony; provided, however, that in the event Parent desires to terminate Employee’s Employment pursuant to subsections (i), (ii), or (iii) of this Section 6(b), Parent shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefor, and thirty (30) days to remedy or cure such perceived breaches or deficiencies (the “Cure Period”); provided, however, that with respect only to breaches that it is not possible to cure within such thirty (30) day period, so long as Employee is diligently using her best efforts to cure such breaches or deficiencies within such period and thereafter, the Cure Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable Employee to cure such breaches or deficiencies, provided, further, that Employee continues to diligently use her best efforts to cure such breaches or deficiencies. If Employee does not cure the perceived breaches or deficiencies within the Cure Period, Parent may discharge Employee immediately upon written notice to Employee. If Parent desires to terminate Employee’s Employment pursuant to subsection (iv) of this Section 6(b), Parent shall first give Employee three (3) days prior written notice of such intent.
     (c) Employee’s Employment shall terminate immediately upon the death of Employee.
     (d) Employee’s Employment shall terminate immediately upon thirty (30) days prior written notice to Employee if Employee shall at any time be incapacitated by reason of physical or mental illness or otherwise become incapable of performing the duties under this Agreement for a continuous period of one hundred eighty (180) consecutive days; provided, however, to the extent Parent could, with reasonable accommodation and without undue hardship, continue to employ Employee in some other capacity after such one hundred eighty (180) day period, Parent shall, to the extent required by the Americans With Disabilities Act, offer to do so, and, if such offer is accepted by Employee, Employee shall be compensated accordingly.
     (e) Employee may terminate this Agreement, upon thirty (30) days prior written notice to Parent (the “Notice Period”), in the event (i) there is a material diminution in Employee’s duties and responsibilities from the duties and responsibilities held by Employee immediately prior to the Merger, or such greater duties and responsibilities, as may be assigned to Employee from time to time; provided, however, that the change in Employee’s duties and responsibilities resulting from Employee no longer being an officer of a publicly traded company shall not, by itself, be sufficient to qualify as a “Responsibilities Breach”; (ii) Employee is required to relocate to an office that is more than thirty-five (35) miles from Employee’s current office located at One Concourse Parkway, Suite 300, Atlanta, Georgia 30328; (iii) there is a reduction in Employee’s Base Salary payable under Section 2, an adverse change in the terms of the Incentive Compensation Plan, or a material reduction in benefits provided to Employee under Section 3 (whether occurring at once or over a period of time); or (iv) NOVA or Parent materially breaches this Agreement, (each of (i), (ii), (iii) and (iv) being referred to as a “Responsibilities Breach”), and Parent fails to cure said Responsibilities Breach within the Notice Period; provided, however, that with respect only to breaches that it is not possible to cure within the Notice Period, so long as Parent is diligently using its best efforts to cure such breaches within such Notice Period, the Notice Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable Parent to cure such breaches, provided, further, that Parent continues to diligently use its best efforts to cure such breaches. Notwithstanding anything to the contrary in this Section 6(e), the Notice Period for any breach arising from the failure to pay compensation shall be five (5) days.
     (f) Employee may terminate this Agreement at any time, without cause, upon thirty
(30) days prior written notice to Parent.
     (g) Parent may terminate this Agreement at any time, without cause, upon written notice to Employee.
     (h) This Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless either Parent or Employee hereto gives the other party hereto written notice of its or her intent not to renew this Agreement no later than one hundred eighty (180) days prior to the date the Initial Term, or the then-current Renewal Term, is scheduled to expire. Employee’s Employment shall terminate upon termination or expiration of this Agreement.
     7. Termination Payments.
     (a) Upon termination of Employee’s Employment, for whatever reason (other than termination for “Cause” pursuant to Section 6(b), termination by Employee pursuant to Section 6(f), expiration of this Agreement following notice of non-renewal by Employee pursuant to Section 6(h), or termination because Employee otherwise “quits” or voluntarily terminates her employment other than pursuant to Section 6(e) (each, a “Termination Exclusion”)) (the effective date of such termination or expiration being referred to as the “Termination Date”), in addition to any amounts payable to Employee hereunder (including but not limited to accrued but unpaid Base Salary), and any other benefits required to be provided to Employee and her dependents under contract and applicable law:
     (i) Parent shall pay Employee in cash an amount equal to her “Annual Base Compensation” (as defined in Section 7(f)) multiplied by two (2) (the “Severance Payment”). The Severance Payment shall be paid in twenty-four (24) equal monthly installments, the .first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs; provided, however, that:
     (A) if Employee’s Employment is terminated (other than by reason of a Termination Exclusion) within two (2) years after a Change in Control as defined in Section 7(f)(i)(A), (B) or (C), Parent shall pay Employee the Severance Payment in one lump sum within thirty (30) days of the Termination Date.

     (B) if, within the two-year period immediately following a Change in Control as defined in Section 7(f)(i)(D), Employee’s Employment is terminated by Employee pursuant to Section 6(f), because Employee “quits” or voluntarily terminates her employment or this Agreement expires following notice of non- renewal by Employee pursuant to Section 6(h), such a termination shall not be deemed to be a Termination Exclusion for purposes of this Section 7. Accordingly, Parent shall pay Employee an amount equal to her Annual Base Compensation multiplied by two (2), and Parent shall pay Employee this Severance Payment in one lump sum within thirty (30) days of the Termination Date; provided, however, in such a case, (i) Employee will not be paid any Supplemental Payment and (ii) Employee will not be entitled to her Bonus Compensation if such a terminating event occurs prior to the date when any accrued Bonus Compensation would be paid to Employee (even if she was employed for the entire calendar year upon which such Bonus Compensation would be calculated).
     (C) in the event Employee is terminated for Cause pursuant to the terms of Section 6(b), such event shall be governed by Section 7(b) hereof even if such Termination Date is within two (2) years after a Change in Control.
     (ii) Parent shall pay Employee an amount (the “Supplemental Payment”) equal to (x) the amount of Bonus Compensation payable to Employee for the calendar year immediately preceding the year in which the Termination Date occurs (the “Prior Bonus Amount”) multiplied by (y) a fraction, the numerator of which is the number of days beginning on January 1st of the calendar year in which the Termination Date occurs and ending on the Termination Date, and the denominator of which is 365. The Supplemental Payment shall be paid to Employee concurrently with the payment of the Prior Bonus Amount; provided, however, that if the Prior Bonus Amount has already been paid to Employee, the Supplemental Payment shall be paid within 30 days of the Termination Date. In the event the Termination Date occurs in the first calendar year of Employee’s employment, then the Supplemental Payment shall equal the pro rata percentage (determined using the fraction above) of the Bonus Compensation Employee would have received for the calendar year in which the Termination Date occurred had Employee remained employed for the entire calendar year in which the Termination Date occurred, and the Supplemental Payment shall be paid to Employee concurrently with Parent’s payment of Bonus Compensation generally for such calendar year.
     (iii) Notwithstanding any provision to the contrary in any nonqualified deferred compensation plan of Parent or NOVA (the “Nonqualified Plan”), Employee shall become fully vested immediately in all of her Nonqualified Plan benefits and accounts as of the Termination Date.
     (iv) Notwithstanding any provision to the contrary in any other agreement or document (including but not limited to Parent’s applicable plan documents), all stock options, restricted stock and other similar rights that, as of the Termination Date, have been granted to Employee shall become vested and exercisable immediately upon notice of such termination and, as provided under the applicable plan or agreement, Employee shall have the right to exercise any or all of such rights. Further, in the event Employee’s Employment is terminated for whatever reason (other than termination for “Cause” pursuant to Section 6(b)) within two (2) years after a Change in Control as-defined in Section 7(f)(i)(D), Employee shall have the continuing right to exercise the “Qualified

Options” (as defined in Section 7(f)(iv)), at any time prior to the date which is one (1) year after the Termination Date (without regard to any provision thereof requiring earlier expiration upon termination of employment).
     (v) Until the earlier to occur of (x) the expiration of the Severance Period or (y) Employee becomes an employee of another company providing Employee and her dependents with medical, life and disability insurance (the period from the Termination Date until such event being referred to herein as the “Continuation Period”), Parent shall provide to Employee and her dependents the coverage for the benefits described in Sections 3(a), (b) and (c); provided, however, such coverage shall not be provided to the extent that such coverage is generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such coverage.
During the two (2) year period following the Termination Date (the “Severance Period”), Employee shall comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below.
Except as provided in Section 7(a)(i)(B), for purposes of this Section 7(a), any accrued but unpaid Bonus Compensation shall be paid to Employee on the date that Bonus Compensation would have been payable under the Incentive Compensation Plan had termination of Employee’s Employment not occurred.
     (b) In the event Employee’s Employment is terminated as a result of the Termination Exclusions identified in Section 7(a), Employee shall be paid her accrued but unpaid Base Salary through the Termination Date, and any other benefits required to be provided to Employee and her dependents under contract and applicable law. Employee will not be entitled to her Bonus Compensation if Employee’s Employment is terminated as a result of one of the Termination Exclusions prior to the date when any earned Bonus Compensation would be paid to Employee. In such a case, Employee shall not be entitled to any portion of her Bonus Compensation upon such termination of employment even if she was employed for the entire calendar year upon which such Bonus Compensation would be calculated.
     (c) In the event Employee’s Employment is terminated as a result of one of the Termination Exclusions identified in Section 7(a), Parent, at its sole option and its sole discretion and at any time within thirty (30) days of the Termination Date, may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of one (1) or two (2) years following the Termination Date, as set forth below:
     (i) By giving notice to Employee at any time within thirty (30) days of the Termination Date of its intent to exercise the “One Year Option” herein described, Parent may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of one (1) year following the Termination Date; provided, however, that Parent shall pay Employee an aggregate amount in cash equal to Employee’s then Base Salary in effect immediately prior to the Termination Date multiplied by one (1) (the “One Year Payment”). The One Year Payment shall be paid by Parent to Employee in twelve (12) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event

Parent exercises the One Year Option, the one (1) year period following the Termination Date shall be deemed the “Exclusion Period”;
     (ii) By giving notice to Employee any time within thirty (30) days of the Termination Date of its intent to exercise the “Two Year Option” herein described, Parent may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of two (2) years following the Termination Date; provided, however, that Parent shall pay Employee an aggregate amount in cash equal to Employee’s Base Salary in effect immediately prior to the Termination Date multiplied by two (2) (the “Two Year Payment”). The Two Year Payment shall be paid by Parent to Employee in twenty-four (24) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event Parent exercises the Two Year Option, the two (2) year period following the Termination Date shall be deemed the “Exclusion Period”.
Notwithstanding the foregoing, in the event Employee’s employment is terminated within two (2) years after the Effective Date as a result of one of the Termination Exclusions identified in Section 7(a), the provisions of Section 10 and 11 below will apply until the second anniversary of the Effective Date without any payment by Parent. If Parent, upon Employee’s termination, elects a One Year Option or Two Year Option, Parent shall not be obligated to make any payments with respect to such One Year Option or Two Year Option covering the portion of the applicable period occurring prior to the second anniversary of the Effective Date and any such payments which would have otherwise been made to Employee pursuant to this Section 7(c) prior to the second anniversary of the Effective Date shall be waived.
          (d) In the event of the death of Employee, all benefits and compensation hereunder shall, unless otherwise specified by Employee, be payable to, or exercisable by, Employee’s estate.
          (e) Gross-Up Payment.
     (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, grant, acceleration or distribution by or on behalf of Parent to or for the benefit of Employee as a result of any change in control (within the meaning of Section 280 G of the internal revenue code) or as otherwise payable under Sections 3(h), 7(a) or 16 (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(e) (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes upon the Gross-Up Payment (such taxes including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, and any interest or penalties imposed with respect to such taxes), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

     (ii) Subject to the provisions of Section 7(e)(iii), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by Employee and reasonably acceptable to Parent (the “Tax Firm”); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the “Accounting Opinion”) that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee’s applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by Parent. Within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, the Tax Firm shall make all determinations required under this Section 7, shall provide to Parent and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by Parent to Employee within fifteen (15) days of the receipt of the Tax Firm’s determination. Subject to the remainder of this Section, any determination by the Tax Firm shall be binding upon Parent and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Parent should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 7(e)(iii) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Parent to or for the benefit of Employee. In determining the reasonableness of Tax Firm’s determinations hereunder, and the effect thereof, Parent and Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and their respective tax counsel, if separate from the Tax Firm. Tax Firm’s determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until Employee’s reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.
     (iii) Employee shall notify Parent in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than thirty (30) calendar days after Employee actually receives notice in writing of such claim, and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify Parent of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section except to the extent that Parent is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which she gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:
     (A) give Parent any information reasonably requested by Parent relating to such claim;
     (B) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Parent and reasonably acceptable to Employee;
     (C) cooperate with Parent in good faith in order effectively to contest such claim;
     (D) if Parent elects not to assume and control the defense of such claim, permit Parent to participate in any proceedings relating to such claim; provided, however, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7, Parent shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; provided, however, that if Parent directs Employee to pay such claim and sue for a refund, Parent shall advance the amount of such payment to Employee, on an interest- free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (iv) If, after the receipt by Employee of an amount advanced by Parent pursuant to this Section 7(e), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Parent’s complying with the requirements of Section 7(e)(iii)) promptly pay to Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Parent pursuant to Section 7(e)(iii), a determination is made that Employee is not entitled to a refund with respect to such claim and Parent does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (f) For purposes of this Agreement, the following terms shall be defined as follows:
     (i) “Change in Control” shall mean :
     (A) The acquisition (other than from Parent) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, any employee benefit plan of Parent or its subsidiaries which acquires beneficial ownership of voting securities of Parent) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Parent’s stock or the combined voting power of Parent’s then outstanding voting securities entitled to vote generally in the election of directors; or
     (B) The consummation by Parent of a reorganization, merger, consolidation, in each case, with respect to which the shares of Parent voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of Parent or of the sale of all or substantially all of the assets of Parent; or
     (C) The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the board of directors of Parent; or
     (D) The sale, assignment or transfer of the Business to an unaffiliated third party, whether by sale of all or substantially all the assets of the Business, sale of stock or merger.
     (ii) “Annual Base Compensation” means the greater of (x) Employee’s Base Salary in effect on the Termination Date, or (y) the greatest Base Salary in effect during the calendar year immediately prior to the calendar year in which the Termination Date occurs.
     (iii) “Incumbent Board” shall mean the members of the Board of Directors of Parent as of the Effective Date hereof and any person becoming a member of the Board of Directors of Parent hereafter whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Parent, as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act).

     (iv) “Qualified Options” shall mean all stock options, restricted stock, and other similar rights (a) granted to Employee prior to February 22, 2001 (whether vested or unvested), that entitle Employee to acquire NOVA Corp stock for a price per share equal to or greater than $17.92 (such options being converted by virtue of the Merger into the right to acquire stock of Parent); or (b) granted to Employee on or after February 22, 2001.
     8. Products, Notes, Records and Software. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled, or used by Employee or made available to her during the term of her Employment concerning or relative to the business and affairs of NOVA or Parent, including, without limitation, all customer data, billing information, service data, and other technical material of NOVA or Parent is and shall be NOVA’s or Parent’s, as the case may be, property. Employee agrees to deliver without demand all such materials to Parent within three (3) days after the termination of Employee’s Employment. Employee further agrees not to use such materials for any reason after said termination.
     9. Arbitration.
     (a) Parent and Employee acknowledge and agree that (except as specifically set forth in Section 9(d)) any claim or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in Atlanta, Georgia, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy. Parent and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within one (1) year of the date of the event giving rise to the claim or controversy by giving written notice of the party’s request for arbitration. Failure to give notice of any claim or controversy within one (1) year of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.
     (b) All claims or controversies subject to arbitration pursuant to Section 9(a) above shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Georgia and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.
     (c) Parent and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. Parent and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.
     (d) Notwithstanding the arbitration provisions set forth herein, Employee and Parent acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Sections 10 and 11 of this Agreement nor shall such provisions prevent Parent from seeking equitable relief from a court of competent jurisdiction for violations of Sections 10 and 11 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and Parent further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.
     10. Nondisclosure.
     (a) Confidential Information. Employee acknowledges and agrees that because of her Employment, she will have access to proprietary information of NOVA and Parent concerning or relative to the business of NOVA and Parent which is of a special and unique value (collectively, “Confidential Information”) which includes, without limitation, technical material of NOVA and Parent, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of NOVA and Parent, and any information marked “Confidential” by NOVA or Parent. Employee acknowledges and agrees that Confidential Information is and shall be NOVA’s or Parent’s property, as the case may be, prior to and after the Merger. Employee recognizes and acknowledges that this Agreement furthers Parent’s interest in connection with entering into the Merger Agreement and the consummation of the transactions contemplated thereby. Employee agrees that except as required by Employee’s duties with NOVA or, following the Merger, Parent, Employee shall keep NOVA’s or Parent’s Confidential Information confidential, and Employee shall not use Confidential Information for any reason other than on behalf of NOVA and Parent pursuant to, and in strict compliance with, the terms of this Agreement. Employee further agrees that during the Severance Period or the Exclusion Period, as applicable, Employee shall continue to keep Confidential Information confidential, and Employee shall not use Confidential Information for any reason or in any manner.
     (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) of this Section 10 with respect to information which:
     (i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee’s obligations under this Agreement;
     (ii) becomes available to Employee from a source which is unrelated to her Employment or the exercise of her duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with Parent or NOVA; or
     (iii) is required by law to be disclosed.
     (c) Trade Secrets. Employee acknowledges and agrees that because of her Employment, she will have access to “trade secrets” (as defined in the Uniform Trade Secrets Act, O.C.G.A. § 10-1-760, et seq. (the “Uniform Trade Secrets Act”) of NOVA (‘Trade Secrets”). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of “trade secrets” under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.
     11. Covenants Not to Solicit or Compete. Employee acknowledges and agrees that, because of her Employment and the anticipated Merger, she does and will continue to have access to confidential or proprietary information concerning merchants, associate banks and ISOs of Parent and shall have established relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants, and suppliers used to service such merchants, associate banks and ISOs. As an inducement to Parent to enter into, complete and close the Merger and in consideration for Parent’s agreement to employ Employee with the compensation and benefits described herein, Employee agrees that from and after the Effective Date, and continuing throughout the Severance Period or the Exclusion Period, as applicable, Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind:
     (a) compete with Parent in providing credit card and debit card transaction processing services within the Territory or otherwise associate with, obtain any interest in (except as a shareholder holding less than five percent (5%) interest in a corporation traded on a national exchange or over-the-counter), advise, consult, lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the ownership, management, or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the Territory;
     (b) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by the Business (or any other business of Parent in which Employee was engaged), any person or entity that during the term of Employee’s Employment was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) with whom Employee had material contact or about whom Employee learned material information during the last twelve (12) months of her Employment;
     (c) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of Parent to terminate or modify such merchant’s, associate bank’s, ISO’s, customer’s, or supplier’s relationship with Parent if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer or supplier during the last twelve (12) months of her
Employment; or
     (d) persuade or attempt to persuade any person who was employed by Parent or any of its subsidiaries as of the date of the termination of Employee’s Employment, to terminate or modify her employment relationship, whether or not pursuant to a written agreement, with Parent or any of its subsidiaries, as the case may be.
     12. New Developments. Any discovery, invention, process or improvement made or discovered by Employee during the term of her Employment in connection with or in any way affecting or relating to the business of Parent (as then carried on or under active consideration) shall forthwith be disclosed to Parent and shall belong to and be the absolute property of Parent; provided, however, that this provision does not apply to_an invention for which no equipment, supplies, facility, trade secret information of Parent was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the Business or (ii) to Parent’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for Parent.
     13. Remedy for Breach. Employee acknowledges and agrees that her breach of any of the covenants contained in Sections 8, 10, 11 and 12 of this Agreement would cause irreparable injury to Parent and that remedies at law of Parent for any actual or threatened breach by Employee of such covenants would be inadequate and that Parent shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of Parent to claim and recover damages against Employee for any breach of this Agreement in addition to injunctive relief. Employee acknowledges and agrees that the covenants contained in Sections 8, 10, 11 and 12 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against Parent, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Parent of said covenants.
     14. Reasonableness. Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred on Parent under this Agreement, and Employee hereby acknowledges and agrees that:
     (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon Parent, are necessary to protect the goodwill and other value of the Business;
     (b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent her from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the Business and goodwill of Parent;
     (c) Parent is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the Business; and
     (d) Employee’s Employment places her in a position of confidence and trust with Parent and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.
     15. Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the non-competition provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the non-competition is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of non-competition is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable. The parties further agree to submit any issues regarding such modification to a court of competent jurisdiction if they are unable to agree and further agree that if said court declines to so amend or modify this Agreement, the parties will submit the issue of amendment or modification of the non-competition covenants in this Agreement to binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any such arbitration hearing will be held in Atlanta, Georgia, and this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, including this arbitration provision.
     16. Settlement Payments; Termination of Merger Agreement.
     (a) In consideration for Employee’s agreement to terminate the Prior Agreement and waive the right to receive cash payments or other benefits under the Prior Agreement upon termination of employment following a change in control by reason of consummation of the Merger, Parent shall provide on the Effective Date the compensation described in this Section 16 (provided this Agreement is not terminated prior to the Effective Date), and Employee shall have no other right to receive payments or other benefits under this Agreement or the Prior Agreement by reason of the Merger:
     (i) Parent shall pay Employee in cash an amount equal to her annual base salary as of the date of this Agreement multiplied by three (3) (the “Cash Settlement Payment”). The Cash Settlement Payment shall be paid in two (2) equal installments, the first of which shall be made on the Effective Date, the second of which shall be paid on the first anniversary of the Effective Date; provided, however, that if Employee’s Employment is terminated, for whatever reason, prior to the first anniversary of the Effective Date, Parent shall pay Employee an amount equal to her annual base salary as of the date of this Agreement multiplied by one-half (1/2) in lieu of the second installment of the Cash Settlement Payment. In the event the second installment of the Cash Settlement Payment is made on the first anniversary date of the Effective Date and Employee’s employment is terminated pursuant to a Termination Exclusion prior to the second anniversary of the Effective Date, then Employee shall reimburse Parent an amount equal to the “Unearned Payment” (as defined below). The number of days Employee is employed, following the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, shall be referred to as the “Accrued Days” and the ratio of (A) 365 minus the Accrued Days to (B) 365 shall be referred to as the “Unearned Ratio”. The “Unearned Payment” shall equal Employee’s annual base salary as of the date of this Agreement multiplied by the Unearned Ratio.
     (ii) The provisions of Section 7(e) of this Agreement shall be applicable to the payments provided for in this Section 16. All payments under Section 16 are in addition to, and not in lieu of, any payment due under this Agreement following termination of Employee’s employment.
     (iii) At the election of Employee, with respect to up to 75% of the aggregate number of shares subject to stock option agreements outstanding as of the Effective Date (“Option Shares”), Employee shall be entitled to receive from Parent in exchange for cancellation of the stock option agreements (or portion thereof) relating to such Option Shares for which Employee elects, a cash payment in an amount equal to (1) the Cash Consideration (as defined in the Merger Agreement) multiplied by the aggregate number of Option Shares subject to the option agreements (or portion thereof) to be cancelled less (2) the aggregate exercise price set forth in the stock option agreements (or portion thereof) being cancelled. Employee shall notify Parent no later than three (3) business days prior to the Effective Date with respect to the number of Option Shares subject to the stock option agreements Employee wishes to make the election pursuant to this Section 16(a)(iii). In exchange for such cash payments, Employee agrees to execute a cancellation agreement with respect to the Option Shares subject to the stock option agreements (or portion thereof) being cancelled, which cancellation agreement stall be in a form reasonably acceptable to Parent. The remaining Option Shares subject to stock option agreements (or portions thereof) not being cancelled hereunder shall be converted into the right to acquire shares of Parent’s common stock in accordance with Section 3.06 of the Merger Agreement and in the event Employee’s Employment is terminated for whatever reason (other than termination for “Cause” pursuant to Section 6(b)) within two (2) years after the Effective Date, Employee shall have the continuing right to exercise such remaining Option Shares at any time prior to the date which is one (1) year after the

Termination Date (without regard to any provisions thereof requiring earlier expiration upon termination of employment).
     (b) Employee acknowledges and agrees that upon the Effective Date, the Prior Agreement is terminated, cancelled and of no further force and effect; provided, however, that this Agreement shall terminate upon any termination of the Merger Agreement (and, in case of any such termination hereof, this Agreement shall be deemed to be void ab initio and the Prior Agreement shall be deemed to have remained in full force and effect); provided further, that the termination of this Agreement shall only become effective if the Merger Agreement terminates prior to the Effective Date. Until the Effective Date, the Prior Agreement remains in full force and effect.
     17. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.
     18. Waiver of Breach. The waiver by Parent of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.
     19. Successors and Assigns. This Agreement shall inure to the benefit of Parent, its subsidiaries and affiliates, and their respective successors and assigns. This Agreement is not assignable by Employee but shall be freely assignable by Parent.
     20. Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(i)	If to Employee, to:

Pamela A. Joseph 580 Owens Farm Road
Alpharetta, Georgia 30004

(ii)	If to NOVA Corp or NOVA, to:

NOVA Corporation
One Concourse Parkway
Suite 300
Atlanta, Georgia 30328
Attention: Edward Grzedzinski
Chief Executive Officer

(iii)	If to Parent, to:

U.S. Bancorp
U.S. Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402
Attention: General Counsel

     21. Entire Agreement. This Agreement contains the entire agreement of the parties, and as of the Effective Date, supersedes all other prior negotiations, commitments, agreements and understandings (written or oral) between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement, which is hereby terminated as of the Effective Date. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.
     22. Indemnification; Legal Expenses.
     (a) At all times during and after Employee’s Employment and the effectiveness of this Agreement, Parent shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that Parent provide such indemnification.
     (b) Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which Parent may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement. Parent agrees to pay, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any legitimate, non-frivolous contest (regardless of the outcome thereof) by Parent or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any legitimate, non-frivolous contest by Employee about the amount of any payment pursuant to Section 7 or Section 16 of this Agreement), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Parent will not be bound to pay any legal fees or expenses arising out of baseless, meritless or frivolous contests brought hereunder by Employee or others. A contest will be deemed baseless, meritless and/or frivolous if a court or other arbiter assesses penalties or sanctions for bringing said contest, or a court or other arbiter dismisses said contest for failure to state a colorable claim.
     (c) As a condition to receiving payments under Section 7(a), Employee must execute a release in the form attached hereto as Exhibit B.
     23. Survival. The provisions of Sections 7, 8, 9, 10,11, 12, 13, 14,15, 16, 17, 20, 22, 23 and 24 shall survive termination of Employee’s Employment and termination of this Agreement.
     24. Withholding. All payments required to be made by Parent under this Agreement will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. Nothing in this Section shall be construed to reduce Employee’s right to payments described in Section 7(e).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.

“EMPLOYEE”:
By:	/s/ Pamela A. Joseph
Pamela A. Joseph

“NOVA”:

NOVA Corporation
By:	/s/ Edward Grzedzinski
Edward Grzedzinski
Chairman, CEO and President

NOVA Information Systems, Inc.
By:	/s/ Edward Grzedzinski
Edward Grzedzinski
Chairman, CEO and President

PARENT:

U.S. Bancorp

By:	/s/ Lee R. Mitau
	Name:	Lee R. Mitau
	Title:	Executive Vice President and General Counsel

EXHIBIT A
Annual Incentive Compensation Schedule
*	Payment of annual incentive compensation (the “Bonus Payment”) to be based upon relative achievement of Targeted Net Income (as defined).

*	Net Income is Net Income determined in accordance with GAAP as determined from the annual audited Financial Statements, as adjusted to exclude non-operating gains and losses.

*	Targeted Net Income will be established annually by the Chief Executive Officer of NOVA, as approved by the Chief Executive Officer of Parent.

*	The Bonus Payment will be calculated by following the steps outlined below:
(1)	Determining the percentage equivalent to a fraction, the numerator of which is Net Income and the denominator of which is Targeted Net Income (such percentage being referred to as the “Actual/Targeted Ratio”).

(2)	Values will be calculated based on (A) through (E):
(A)	For each full percentage point (up to 84%) by which the Actual/Targeted Ratio equals or exceeds 80%, a value of 1% will be awarded.

(B)	For each full percentage point (up to 89%) by which the Actual/Targeted Ratio exceeds 84%, a value of 2% will be awarded.

(C)	For each full percentage point (up to 94%) by which the Actual/Targeted Ratio exceeds 89%, a value of 3% will be awarded.

(D)	For each full percentage point (up to 99%) by which the Actual/Targeted Ratio exceeds 94%, a value of 4% will be awarded.

(E)	For each full percentage point (up to 150%) by which the Actual/Targeted Ratio exceeds 100%, a value of 1% will be awarded, (note: for this purpose, no value will be awarded for equaling 100%).
(3)	The sum of the values calculated in (A) through (E) (the “Bonus Percentage”) shall be multiplied by Employee’s then current Base Salary to yield the Bonus Payment.
     Examples:
■	If the Actual/Targeted Ratio is 92%, the Bonus Percentage would be 29%. This is calculated by adding:

5% (1% for 80-84% of Actual/Targeted Ratio)
+	15% (2% for 85-89% of Actual/Targeted Ratio)
+	9% (3% for 90-92% of Actual/Targeted Ratio) 29%

Employee’s Bonus Payment would be equal to Employee’s then-current Base Salary multiplied by 29%.

■	If the Actual/Targeted Ratio is 112%, the Bonus Percentage would be 62%. This is calculated by adding:

5% (1% for 80-84% of Actual/Targeted Ratio)
+	10% (2% for 85-89% of Actual/Targeted Ratio)
+	15% (3% for 90-94% of Actual/Targeted Ratio)
+	20% (4% for 95-99% of Actual/Targeted Ratio)
+	0% (0% for 100% of Actual/Targeted Ratio)
+	12% (1% for 101-112% of Actual/Targeted Ratio)

62%
Employee’s Bonus Payment would be equal to Employee’s then-current Base Salary multiplied by 62%.
*	The foregoing notwithstanding, in order for any bonus to be payable with respect to any calendar year, the “Revenue” (as defined below) for such calendar year must equal or exceed 105% of the Revenue for the immediately preceding calendar year. “Revenue” means revenue of NOVA determined in accordance with GAAP as determined from the annual audited Financial Statements, as adjusted to exclude non-operating items.

*	Notwithstanding anything to the contrary in this Agreement, in order to receive Bonus Compensation for any calendar year, Employee must be employed by NOVA on the last day of such calendar year.